SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a) of the
                           Securities Exchange Act of 1934

                                  (Amendment No. 3)


     Filed by the Registrant  [ X ]
     Filed by a Party other than the Registrant  [   ]
     Check the appropriate box:
     [ X ]     Preliminary Proxy Statement
     [   ]     Confidential, for Use of the Commission Only (as permitted by
               Rule 14a-6(e)(2))
     [   ]     Definitive Proxy Statement
     [   ]     Definitive Additional Materials
     [   ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
               240.14a-12


                          GULF EXPLORATION CONSULTANTS, INC.
     ---------------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)


     ---------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     [ X ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

     [   ]     $500 per each party to the controversy pursuant to Exchange Act
               Rule 14a-6(i)(3).

     [   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
               and 0-11.
               1)   Title of each class of securities to which transaction
                    applies:

                    ------------------------------------------------------------
               2)   Aggregate number of securities to which transaction applies:

                    ------------------------------------------------------------
               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
                    (Set forth the amount on which the filing fee is calculated and state how it was determined):

                    ------------------------------------------------------------
               4)   Proposed maximum aggregate value of transaction:

                    ------------------------------------------------------------
               5)   Total fee paid:

                    ------------------------------------------------------------


     [ X ]     Fee paid previously with preliminary materials.

     [   ]     Check box if any part of the fee is offset as provided by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
               1)   Amount Previously Paid:

                    ------------------------------------------------------------
               2)   Form, Schedule or Registration Statement No.:

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               3)   Filing Party:

                    ------------------------------------------------------------
               4)   Date Filed:

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


                          GULF EXPLORATION CONSULTANTS, INC.

                               _______________________


                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON JUNE __, 1996


     To the Stockholders of Gulf Exploration Consultants, Inc.:


          NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of Gulf Exploration Consultants, Inc., a Delaware corporation (the "Company"), will be held at the offices of Reid & Priest LLP, 40 West 57th Street, New York, New York on Monday, June 17, 1996 at 10:00 A.M., local time, for the following purposes:


          1.   To elect the following persons as directors of the Company:
     Jeremy Metcalfe, Michael H. Nolan and L. George Rieger.

          2. To approve the transactions contemplated by the Subscription Agreement and Option, dated December 7, 1995, among the Company, Minmet plc, Micron Ltd., and Emerging Money Limited ("Emerging Money"), a wholly-owned subsidiary of the Company, and related corporate restructuring, including the exchange of the Company's interest in Emerging Money (collectively, the "Micron Transaction").

          3. To approve amendments to the Company's Certificate of Incorporation to effect a recapitalization whereby (i) the number of outstanding shares of the Company's Common Stock, $.01 par value (the "Common Stock"), would be reduced through a reverse-stock-split in which one new share will be exchanged for every fifty shares of Common Stock presently issued and outstanding, and (ii) the number of authorized shares of Common Stock would be reduced from 100,000,000 to 10,000,000 shares.

          4. To consider and act upon such other matters as may properly come before the Meeting or any adjournment thereof.

          Only stockholders of record of the Common Stock of the Company at the close of business on May 3, 1996 shall be entitled to receive notice of, and to vote at, the Meeting, and at any adjournment or adjournments thereof. A Proxy and a Proxy Statement for the Meeting are enclosed herewith.

          All stockholders are cordially invited to attend the Meeting. If you do not expect to be present, you are requested to fill in, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope to make sure that your shares are represented at the Meeting. In the event you decide to attend the Meeting in person, you may, if you desire, revoke your Proxy and vote your shares in person.


                         By Order of the Board of Directors

                         Michael H. Nolan
                         Secretary

     New York, New York
     Date: June 5, 1996


                                      IMPORTANT
                                      ---------

     THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                         GULF EXPLORATION CONSULTANTS, INC.


                                 10 ROCKEFELLER PLAZA
                                      SUITE 1012

                              NEW YORK, NEW YORK  10020

                                 ____________________

                                   PROXY STATEMENT

                           SPECIAL MEETING OF STOCKHOLDERS

                                    JUNE 17, 1996


                                 ____________________


                                       GENERAL

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gulf Exploration Consultants, Inc., a Delaware corporation (the "Company"), to be voted at a Special Meeting of Stockholders of the Company (the "Meeting"), and any adjournments thereof. The Meeting will be held at the place and time, and for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.

                                  VOTING SECURITIES

          Stockholders of record as of the close of business on May 3, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date, 93,552,625 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), were outstanding. Each record holder of Common Stock is entitled to one vote for each share held, respectively. The Company has authorized 5,000,000 shares of Preferred Stock, $1.00 par value (the "Preferred Stock"), none of which is outstanding.

          A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted as recommended by the Board of Directors of the Company. The Proxy will also be voted in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the Meeting. Each such Proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, or by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

          A majority of the outstanding shares of Common Stock represented at the Meeting, in person or by proxy, will constitute a quorum. Under Delaware law, a plurality of the quorum is necessary for election of directors, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the amendments to the Company's Certificate of Incorporation, and the affirmative vote of a majority of the votes cast at the Meeting is required to approve the Micron Transaction. Minmet plc, which owns more than a majority of the outstanding shares of the Company's Common Stock, has indicated that it intends to vote its shares in favor of the proposals, thereby assuring their adoption. There is no requirement for approval of the proposals by the minority stockholders of the Company.

          Abstentions will have the effect of a negative vote. A broker non-vote will have the effect of a negative vote with respect to the amendment to the Company's Certificate of Incorporation, but will have no effect on the outcome of any of the other proposals.

          As of the Record Date, 93,552,625 shares of the Company's Common Stock were issued and outstanding.

                                  SECURITY OWNERSHIP

          The following table sets forth certain information regarding the ownership of the Common Stock by each person who is known to the management of the Company to have been the beneficial owner of more than 5% of the outstanding shares of Common Stock as of the Record Date:

                                      Amount and Nature of      Percent of
     Name and Address                Beneficial Ownership(1)     Ownership
     ----------------                 --------------------       ---------
     Minmet plc                         52,735,246 shs.            56.4%
     Grand Canal House                       Direct
     1 Upper Grand Canal Street
     Dublin 4 Ireland


          The following table sets forth certain information regarding the ownership of Common Stock by each director, and by all directors and officers of the Company as a group, as of the Record Date:

                                           Amount and Nature of     Percent of
     Name                                Beneficial Ownership(1)     Ownership
     ----                                 ----------------------    ----------
     L. George Rieger                              -0-                  --
     Michael H. Nolan                         52,735,246 (2)           56.4%
     Jeremy Metcalfe                          52,735,246 (2)           56.4%
     All officers and directors               52,735,246 (2)           56.4%
     as a group (3 persons)

     _______________________
     (1) All persons named have sole voting and investment power, except as otherwise stated.
     (2) Includes 52,735,246 shares owned by Minmet plc, of which Messrs. Nolan and Metcalfe serve as officers and directors.


                                       BUSINESS

          The Company was incorporated under the laws of the State of Delaware on October 2, 1987. See PROPOSAL 2 - "THE MICRON TRANSACTION" and PROPOSAL 3 - "CHARTER AMENDMENTS" for a description of the Company's business.



                                      PROPERTIES

          The Company having ceased to operate its oil and gas business had no continuing interest in any properties at December 31, 1995. The Company operates from leased premises in New York, New York, with some administrative functions carried on from an office in Dublin, Ireland. These premises are held on a week to week rent-free basis arrangement with the lessors. The lessor in New York is George Rieger, an officer and director of the Company, and the lessor in Dublin is Minmet.



                MARKET FOR REGISTRANTS' COMMON EQUITY AND RELATED
                              STOCKHOLDER MATTERS

          The Common Stock of the Company is traded in the over-the-counter market and the trading is inactive. Currently, there is no established public trading market for the Company's Common Stock. The Common Stock was deleted from the automated quotation system NASD on July 6, 1989 because there were no longer any active market makers registered to trade the securities.

          As of December 31, 1995, there were approximately 1,424 stockholders of record of the Company's Common Stock.

          The Company paid no dividends on the Common Stock in the fiscal years ended December 31, 1995, 1994 and 1993 and future dividend payments are dependent upon management's ability to acquire a profitable business into the Company. No dividend payments are expected in 1996.



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                                RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1995 AND 1994

          The Company had a net loss in 1995 of $712,694 compared to net loss in 1994 of $106,562. Of the loss of $712,694, $128,957 was incurred by the
     Company and $583,737 was incurred by Emerging Money. The Company incurred the loss due to professional fees that were incurred in maintaining the Company and the cost of a full-time executive in the United States during the six-month period to June 30, 1995. Emerging Money's losses were incurred in developing its financial information on-line business.

          Technical, general and administrative costs increased from $110,588 in 1994 to $700,672 in 1995 with the inclusion of the development stage costs of Emerging Money.

          Interest income amounted to $322 in 1995 compared to $948 in 1994 as the cash balances of the Company were reduced.



     YEARS ENDED DECEMBER 31, 1994 AND 1993

          The Company had a net loss in 1994 of $106,562 compared to net income in 1993 of $121,294. The Company incurred the loss due to the high cost of professional fees that were necessarily incurred in maintaining the Company and preparing it for the acquisition of Emerging Money. The professional fees were incurred at a time when the level of activity in the Company was functioning at a low level.

          Technical, general and administrative costs increased from $78,553 in 1993 to $110,588 as a result of the high level of professional fees.

          Interest income amounted to $948 in 1994 compared to $2,374 in 1993 as the cash balances of the Company were reduced.



     LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN ASSUMPTIONS

          Based on the financial position of the Company at December 31, 1995 significant doubt exists about the Company's ability to continue as a going concern as the Company has, exclusive of extraordinary items, suffered recurring losses over the past years and has sold all of its oil and gas revenue producing assets in order to retire certain debt on which it had defaulted. The Company was successful in eliminating all of its debt, at a substantial discount, in 1991, 1992 and 1993. The Company has also been successful in eliminating all of the liquidation preference associated with its preferred stock by repurchasing such stock. The elimination of this liquidation preference has allowed management the opportunity to seek out new business opportunities which culminated in 1994 with the acquisition of Emerging Money. Following the acquisition of Emerging Money the management team had been seeking to raise monies through debt or equity placements to fund the Company's present operations and future expansion.

          However the planned fund raising raised $200,000, $300,000 less than the targeted figure of $500,000. Emerging Money incurred significant losses in 1995 which forced management to seek outside funding to rescue Emerging Money. Negotiations to that end have been concluded and management has described below the arrangements being proposed to refinance Emerging Money and to reorganize the Company. See PROPOSAL 2 - "THE MICRON TRANSACTION" and PROPOSAL 3 - "CHARTER AMENDMENTS."

          Due to the limited capital resources, management of the Company has been forced to liquidate certain subsidiaries of the Company. Management believes that the liquidation of these subsidiaries will not have an effect on its parent or affiliate companies. However, no assurance can be given that the parent or affiliate companies will not assume a contingent liability for the amount of subsidiary debt not fully extinguished in liquidation.

          No assurance can be given that following the approval of the Micron Transaction and any reorganization that a new acquisition will be quickly effected, or, if effected, that the terms will be favorable or substantially non-dilutive to the stockholders of the Company, or that an active trading market would be created for the Common Stock.



           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                                FINANCIAL DISCLOSURE.

          The Company changed independent accountants from Arthur Andersen LLP to Berry Dunn McNeil and Parker in March 1995. Arthur Andersen had represented the Company through its Houston, Texas office to service more efficiently the Company's previous oil and gas business and continued as accountant after such business activities were terminated and the Company was inactive and had relocated its administrative base to New York. There were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.


                                      PROPOSAL 1

                                ELECTION OF DIRECTORS

          At the Meeting three persons will be elected directors to serve until the next Annual Meeting and until their successors are elected and qualified. Management's nominees for director to be elected at the Meeting are L. George Rieger, Jeremy Metcalfe and Michael H. Nolan. They serve as the current Board of Directors.

          Unless otherwise indicated, all proxies received will be voted in favor of the three nominees named above. Should a nominee not remain a candidate for election at the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited hereby will be voted in favor of the nominees who do remain as candidates and may be voted for a substitute nominee selected by the Board of Directors.

          The following table sets forth the names of the directors and nominees, their ages, their current positions with the Company and the year that they were first elected or appointed as directors of the Company.

                                                     Year First Elected or
                                                        Appointed to the
     Name                  Age     Position                  Board
     ----                  ---     --------          ---------------------

     L. George Rieger      56      President,                1988
                                   Chairman and
                                   Director
     Michael H. Nolan      33      Chief Financial           1995
                                   Officer, Secretary
                                   and Director
     Jeremy Metcalfe       56      Director                  1995


          L. George Rieger has served as director of the Company since June 1988. Mr. Rieger was appointed President of the Company effective January 1, 1993. In 1984, Mr. Rieger founded Rieger Robinson & Harrington, which is engaged in funds management in New York, N.Y., and has served as its Chairman of the Board since such time.

          Michael H. Nolan, a chartered accountant, has been the Chief Financial Officer of the Company since May 1994. Since April 1994, he has also served as Finance Director of Minmet plc, a Republic of Ireland corporation ("Minmet"), which is engaged in mining and horticulture. From 1989 through 1994, Mr. Nolan was an associate director of Equity and Corporate Finance plc, a London based investment company.

          Jeremy Metcalfe has served as the Chairman of the Board of Directors of Minmet since September 1995 and is also on the Board of Directors of several Minmet subsidiaries. Mr. Metcalfe has also served as a director of City Venture Properties Limited, a real estate brokerage firm since 1989 and he has been a senior partner in JP Metcalfe Associates, a corporate finance firm in Kent, England specializing in the venture capital industry, since 1980.

     BOARD OF DIRECTORS AND COMMITTEES
     ---------------------------------

          The Board of Directors of the Company held three meetings during the 1995 fiscal year.

          The Company does not have any standing audit, nominating or compensation committees of the Board of Directors or committees performing similar functions.

     COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
     ------------------------------------------------

          None of the executive officers or Directors of the Company received any compensation during the 1995 fiscal year, and no compensation is expected to be paid to such persons in fiscal 1996.

          The Company has not granted stock options or other compensatory awards to any officer or director during fiscal 1995 and no such options or awards are intended to be granted in fiscal 1996.


                                      PROPOSAL 2

                                THE MICRON TRANSACTION

          As a result of the inability of Minmet to continue funding Emerging Money and in order to discharge the Notes (as hereinafter defined) and to settle the loans advanced by Minmet to Emerging Money and the Company, the Board of Directors of the Company has unanimously adopted a resolution approving and recommending to the Company's stockholders for their approval the transactions contemplated on behalf of the Company under (i) the Subscription Agreement and Option, dated December 7, 1995 (the "Micron Subscription"), among the Company, Minmet, Micron Ltd., a Republic of Ireland corporation ("Micron") and Emerging Money Limited, a Republic of Ireland corporation and wholly-owned subsidiary of the Company ("Emerging Money") and (ii) the Letter Agreement, dated December 22, 1995 (the "Letter Agreement"), among the Company, Minmet, DRM&S, Inc., now known as Osprey Investments Inc. ("DRM&S") and Dennis Mensch ("Mensch"). (The transactions contemplated on behalf of the Company under the Micron Subscription and the Letter Agreement are collectively referred to herein as the "Micron Transaction").


          Enclosed with this Proxy Statement is the Company's Annual Report for 1995 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 which contain background information regarding the Company and audited financial information for the fiscal year ended December 31, 1995 and unaudited financial information for the fiscal quarter ended March 31, 1996.


     OPERATING HISTORY AND CEASING OF OPERATIONS
     -------------------------------------------

          The Company was incorporated under the laws of the State of Delaware on October 2, 1987. On September 15, 1988, the Company effected a roll-up transaction pursuant to which its wholly-owned subsidiaries Bengal Oil & Gas Corporation, a Colorado corporation, Gopher Exploration, Inc., a Texas corporation, GEC Texas, Inc. (formerly Gulf Exploration Consultants, Inc.), a Texas corporation, Dornoch Exploration, Inc., a Texas corporation and Vanderbilt Petroleum, Inc., a Delaware corporation, were rolled-up into the Company.

          In 1988 and 1989, the Company incurred losses in the amount of $4.3 million and $4.1 million, respectively. These substantial losses eroded the Company's capital base and made it more difficult to obtain additional capital through borrowing or equity offerings. In addition, the Company had already incurred a substantial amount of debt. In 1990, in order to repay such debt the Company was forced to dispose of certain of its major oil and gas interests.

          As of July 6, 1989, the National Association of Securities Dealers, Inc. ("NASD") delisted the Company's Common Stock from the Nasdaq Small-Cap Market because of the lack of active market makers registered to trade in the Company's securities. There is no active market for the Company's Common Stock.

          An additional barrier to the Company's ability to obtain sufficient financing to fund its operations was the presence of a class of Preferred Stock of the Company which had a liquidation preference over the Company's Common Stock. Management determined that it would not be able to successfully obtain capital through the issuance of equity securities until it redeemed all of the Preferred Stock. Thus, over the period from 1990 through 1994, the Company redeemed all of the outstanding Preferred Stock. The Preferred Stock redemption, however, resulted in the Company disposing of all of its remaining significant oil and gas assets. Subsequent to the redemption the Company did not have any active business or operations.

     EMERGING MONEY
     --------------

          In December 1994, after engaging in negotiations with several other parties in an attempt to acquire a viable business opportunity for the Company, the Company issued 37,942,269 shares of its Common Stock in connection with the acquisition of a 100% interest in Emerging Money from Minmet. Efforts were made to raise capital for developmental purposes and to have the Company's shares included for trading on the Nasdaq Small-Cap Market; however, the Company was not able to raise sufficient capital for such purposes and accordingly, no request was made for inclusion on the Nasdaq System. As a result of the Company's inability to raise sufficient capital, Minmet continued to fund Emerging Money's operations.

          Minmet had formed Emerging Money in June 1994 to hold investments in companies which provide electronically distributed market information on the world's emerging capital markets. In December 1994, Minmet contributed its interest in Emerging Money to the Company in exchange for 37,942,269 shares of the Company's Common Stock. Emerging Money's principal operating subsidiary was Russiamoney Limited ("Russiamoney"), of which it held a 50% interest with the Investment & Analytical Centre of Moscow (the "IAC") owning the remaining 50% interest. The IAC is a Moscow-based economic consultancy. In November 1995, the IAC terminated the arrangement as to Russiamoney because of non-payment by Emerging Money.

          Emerging Money has formed India Money Limited and South Africa Money Limited as subsidiaries; however, neither became actively engaged in business.

          Russiamoney is an information services company specializing in background analysis of financial, political and economic events in Russia's developing capital markets. Russiamoney obtains information from the IAC, which it translates, formats, edits and data processes. The processed information is then provided to Bloomberg Financial Markets system for worldwide transmission to the financial community.

          In January and February of 1995, Emerging Money hired two executives to oversee and develop Emerging Money's U.S. sales and marketing presence and to develop new products. Despite the retention of such persons, Emerging Money incurred substantial losses.

          The Company believes that the development of Emerging Money was curtailed for three reasons. First, Emerging Money was unable to meet its capital raising plan. It planned to raise $500,000 by January 1995, but was only able to raise $200,000 by March 1995. Second, sales of the existing Russiamoney services failed to grow at a significant level. Third, the retention of personnel placed further strains on Emerging Money's cash resources.

          By September 1995, year to date losses had reached more than $600,000 and Minmet, which had already provided Emerging Money with more than $350,000 in funding, was unable to continue providing financial support.

     MICRON SUBSCRIPTION
     -------------------

          The Micron Subscription relates to the acquisition by Micron of 3,954,545 newly issued shares of the common stock of Emerging Money. The acquisition would result in Micron owning 72.5% of the then outstanding shares of Emerging Money and the Company's ownership interest in Emerging Money would be reduced to 27.5% of Emerging Money shares then to be outstanding. In consideration for such Emerging Money shares, Micron has paid the Company 39,546 Irish Pounds (US$ 63,293 equivalent as of December 31, 1995), and has paid on behalf of Emerging Money approximately US$ 80,000 which enabled Emerging Money to discharge certain agreed creditors. In addition, pending the closing, Micron is to pay or advance additional funds to creditors of Emerging Money to pay off certain liabilities and Micron shall have the right to control the management and finances of Emerging Money on a daily basis and to request Emerging Money to provide to Micron exclusive editing and administration services upon a fee basis. Furthermore, pursuant to the Micron Subscription, Micron controls marketing for Emerging Money's services and collects and is entitled to use in its sole discretion all revenues obtained from new subscribers. Revenues obtained from Russiamoney subscribers as of November 30, 1995 have been used by Emerging Money for working capital purposes. Micron has also been given the right to use all names, trademarks and copyrights used in connection with the business of Emerging Money or its subsidiaries on an exclusive basis. As of the entry into the Micron Subscription, neither the Company nor Emerging Money had sufficient capital to maintain the continuing operations of Emerging Money. In December 1995, Micron made a separate arrangement with the IAC as to the former operations of Russiamoney. Accordingly, Micron is essentially conducting the business of Emerging Money. Prior to the Micron Subscription, Micron had no relationship with the Company or Minmet.

          The Micron Subscription had provided that the closing of the transactions contemplated thereby must occur by June 1, 1996. The parties to the Micron Subscription, however, have agreed to extend the time by which the closing must occur to June 17, 1996. Therefore, all conditions precedent to the closing must occur by June 17, 1996.

     CORPORATE RESTRUCTURING
     -----------------------

          The Letter Agreement relates to the payment of certain outstanding liabilities and future expenses of the Company. Pursuant to the Letter Agreement, Minmet will assume 25.4% of the Company's outstanding liabilities, or $10,804 for legal and accounting services, and upon the completion of the Micron Transaction, DRM&S and Mensch will lend to the Company such funds as necessary to settle 74.6% of the total liabilities of the Company or $31,732, as of December 1995. In addition, Minmet has agreed to bear all expenses to be incurred by the Company in connection with (i) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, (ii) the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1995, (iii) this Proxy Statement and related documents and related expenses, (iv) the negotiation of the Micron Subscription, (v) the retention of Casey, McGrath & Associates, Dublin, Ireland in connection with the rendering of the evaluation opinion, and
     (vi) related legal, accounting and other fees.

          In March 1995, DRM&S and Mensch each invested $100,000 in the Company as part of a proposed "bridge" financing by the Company and were issued Promissory Notes (the "Notes"), payable on June 30, 1995 together with interest at the rate of 9% per annum. The bridge financing was never completed and a proposed private equity placement was never commenced by the Company.

          Upon the closing of the Micron Subscription, (i) each of DRM&S and Mensch will exchange its Notes for Common Stock of the Company amounting to 22% of the Common Stock then outstanding, (ii) the Company will transfer its 27.5% interest in Emerging Money to Minmet in exchange for shares of the Company's Common Stock presently owned by Minmet which would reduce Minmet's holding of the Company's Common Stock from 56.4% to 15% of the shares then to be outstanding (subject to adjustment if the valuation of the Emerging Money shares would exceed the valuation of the Common Stock to be exchanged), (iii) the existing public stockholders of the Company will own the balance of the outstanding shares of Common Stock and (iv) the Company would have no interest in Emerging Money nor any obligation for any liabilities of Emerging Money.

          On April 30, 1996, Casey, McGrath & Associates rendered an opinion that the transaction between the Company and Minmet as part of the corporate restructuring is fair from a financial point of view to the Company, as of the date thereof.

          Until the Micron Transaction is consummated DRM&S and Mensch will remain creditors of the Company under the Notes and Minmet will remain the majority stockholder of the Company. If the Micron Transaction is not consummated, Minmet will reimburse DRM&S and Mensch for all payments made by each of them pursuant to the Letter Agreement.

          After the Micron Transaction, the Company will have no business activity; however its management will seek business opportunities for the Company. The intention is to identify and enter into an arrangement for a business which would present growth prospects to stockholders. The arrangement would be subject to approval by stockholders. Management plans to review possible acquisition prospects, but will not enter into any binding arrangement prior to the closing of the Micron Transaction. The Micron Subscription contains a non-competition covenant which restricts the Company from competing directly or indirectly in any business activities of the type carried on by Emerging Money and any of its subsidiaries at the closing of the Micron Transaction for a period of two years following such closing. Management has no plans to seek a business opportunity in the field of dissemination of financial information on emerging markets.

     REASONS FOR THE PROPOSAL
     ------------------------

          The Board of Directors believes that the Micron Transaction is desirable for the following reasons:

          1.   Financial Condition.
               -------------------

          As of the entry into the Micron Subscription, neither the Company nor Emerging Money had sufficient capital to maintain the continuing operations of Emerging Money or to conduct any operations. In addition, the Company has been unable to obtain financing for the operations of Emerging Money. The Micron Transaction provides the Company with the opportunity to dispose of its interest in Emerging Money without any contingent exposure for Emerging Money's liabilities and for satisfaction of certain of the Corporation's liabilities which will permit it to find prospective new business opportunities. The alternative is to cease all activity. The Company does not have sufficient assets to bear the costs of a liquidation.

          2.   Lack of Financing.
               -----------------

          The Company has experienced difficulties in obtaining bank financings and effecting equity placements. Banks and other financial institutions have refused to finance the Company's activities because of past negative financial results and the Company's small overall capital and liquidity structure. Management has spent considerable time trying to attract capital, but for several reasons, including the low market price which would result in substantial dilution to stockholders and lack of a trading market, these efforts were not successful. The Company believes that as a result of its inability to obtain adequate financing, it would not be able to successfully develop and grow Emerging Money.

          Under applicable Delaware law, stockholders are not entitled to dissenters' rights of appraisal with respect to the proposed Micron Transaction.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE MICRON TRANSACTION.


                                      PROPOSAL 3

                                  CHARTER AMENDMENTS

     GENERAL
     -------

          The Board of Directors of the Company has unanimously adopted a resolution approving and recommending to the Company's stockholders for their approval amendments (the "Charter Amendments") to Article Fourth of the Company's Certificate of Incorporation which would (i) effect a 1-for-50 reverse split of the presently issued and outstanding shares of the Company's Common Stock (the "Reverse Split") and (ii) reduce the number of authorized shares of Common Stock to 10,000,000 shares from 100,000,000 shares. The Charter Amendments would not effect the authorized shares of Preferred Stock.

     REVERSE SPLIT
     -------------

          The purpose of the Reverse Split is to reduce the number of outstanding shares of the Company's Common Stock to approximately 1,871,053 shares (or approximately 1,991,092 after the proposed restructuring) from 93,552,625 shares. The Board of Directors believes that the Reverse Split is desirable for several reasons. The Reverse Split should enhance the possible acceptability of the Common Stock by the financial community and investing public as an entity the size and the status of the Company should not have an outstanding capitalization of 93,552,625 shares. There has not been any trading market in the Common Stock for the past several years, which is attributable to the lack of business, revenues, income and also to the very large capitalization. When the Company acquired Emerging Money, its plan was to follow the acquisition with a financing and a recapitalization similar to the Reverse Split. Unfortunately, the Company was unable to complete the financing so it delayed the recapitalization. The reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Split may permit the commencement of a trading market for the Common Stock, although there can be no assurance any market will develop and, if so, what the price for the shares and the activity would be. In addition, the smaller capitalization should facilitate any acquisition by the Company as the consideration for any acquisition would be shares of its Common Stock and/or Preferred Stock. See "Proposal 2 - The Micron Transaction - Corporate Restructuring."

          Assuming consummation of the Micron Transaction and implementation of the Reverse Split (including Minmet exchanging a portion of its shares of the Company's Common Stock for the Company's interest in Emerging Money and the exchange of the Notes for Common Stock), the Company would have outstanding approximately 1,991,092 shares of Common Stock, of which the public stockholders would own approximately 816,348 shares, and the balance of the outstanding shares would be owned as follows:

     Holder              Number of Shares    Percent
     ------              ----------------    -------
     DRM&S                 438,040             22%
     Mensch                438,040             22%
     Minmet                298,664(1)          15%

     ____________________
     (1)  Subject to adjustment, see "Proposal 2-The Micron Transaction."

     REDUCTION IN AUTHORIZED SHARES OF COMMON STOCK
     ----------------------------------------------

          Management believes that reducing the number of authorized shares to 10,000,000 shares should be sufficient for any future transaction or other corporate needs. The Company has no present plans to issue any shares of its Common Stock other than in connection with the Micron Transaction.

          Since the amount of the Delaware franchise taxes payable by the Company is based in part upon the number of shares of capital stock which are authorized by the Company's Certificate of Incorporation, the reduction in the number of shares of authorized Common Stock would save the Company approximately $10,000 per year by a reduction in such franchise taxes.

     EFFECT OF REVERSE SPLIT
     -----------------------

               If the Charter Amendments are approved, upon filing of the Certificate of Amendment to the Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware, the Reverse Split will be effective, and each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Split (the "Old Shares") will be deemed automatically without any action on the part of the stockholders to represent one-fiftieth the number of shares of Common Stock after the Reverse Split (the "New Shares"); provided, however, that no fractional New Shares will be issued as a result of the Reverse Split. In lieu of fractional shares, each stockholder whose Old Shares are not evenly divisible by fifty will be rounded up or down to the nearest whole share, except that record holders of 25 or fewer shares will receive one New Share. After the Reverse Split becomes effective, stockholders will be asked to surrender certificates representing Old Shares in accordance with the procedures set forth in a letter of transmittal to be sent to the stockholders by the Company. Upon such surrender, a certificate representing the New Shares will be issued and forwarded to the stockholders.

          The Common Stock issued pursuant to the Reverse Split will be fully paid and nonassessable. The voting and other rights that presently characterize the Common Stock will not be altered by the Reverse Split.

          The receipt of New Shares solely in exchange for Old Shares will not result in recognition of tax gain or loss to stockholders. The adjusted tax basis of each stockholders' New Shares will be the same as its adjusted tax basis in the exchanged Old Shares. The holding period of New Shares received solely in exchange for Old Shares will include the stockholders' holding periods in the exchanged Old Shares. No gain or loss will be recognized by the Company upon the Reverse Split. The foregoing is a general discussion of certain federal income tax consequences of the Reverse Split. Stockholders should consult their own tax advisors as to the tax effects of the Reverse Split in light of their individual circumstances.

          Under applicable Delaware law, stockholders are not entitled to dissenters' rights of appraisal with respect to the proposed amendments to the Company's Certificate of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE CHARTER AMENDMENTS.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Michael H. Nolan, Chief Financial Officer, Secretary, a Director and nominee for director of the Company, is the Finance Director of Minmet, and Jeremy Metcalfe, a Director and nominee for director of the Company, is the Chairman of the Board of Directors of Minmet. Minmet owns a majority of the Common Stock. Pursuant to the Letter Agreement, Minmet will assume certain liabilities of the Company and exchange shares of the Company's Common Stock held by it for the Company's interest in Emerging Money as part of the Micron Transaction. Messrs. Nolan and Metcalfe have an indirect interest in the Micron Transaction and the exchange of the Emerging Money Shares by reason of their executive positions in Minmet.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
     --------------------------------------------------------------------

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). The Company believes that, during the fiscal year ended December 31, 1995, its executive officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements. In making these statements, the Company has relied upon a review of reports on Forms 3, 4 and 5 furnished to the Company during, or with respect to, its last fiscal year.

                                       AUDITORS

          The Company's independent public auditors are Berry, Dunn, McNeil & Parker. A representative of Berry, Dunn, McNeil & Parker, will not be present at the Meeting.

                                STOCKHOLDER PROPOSALS

          Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company by February 6, 1997 in order to be considered for inclusion in proxy materials distributed in connection with such meeting. All such proposals should be in compliance with applicable SEC regulations.

                                    MISCELLANEOUS

          As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matter to be brought before the Meeting. However, if any other matters not mentioned in the Proxy Statement are properly brought before the Meeting or any adjournments thereof, the persons named in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form, or otherwise act, in respect of such matters, in accordance with their best judgment.

          All of the costs and expenses in connection with the solicitation of Proxies with respect to the matters described herein will be borne by the Company. In addition to solicitation of Proxies by use of the mails, directors and officers (who will receive no compensation therefor) of the Company may solicit the return of Proxies by telephone or personal interview. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request instructions for voting the Proxies.

          The Company's Annual Report on Form 10-K will be provided without charge to each stockholder as of the Record Date so requesting in writing. The request should be directed to: Gulf Exploration Consultants, Inc., c/o Minmet plc, Grand Canal House, 1 Upper Grand Canal Street, Dublin 4, Ireland, Attention: Corporate Secretary.

          It is important that Proxies be returned promptly. Stockholders are, therefore, urged to fill in, date, sign and return the Proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

                                        By order of the Board of Directors

                                        Michael H. Nolan
                                        Secretary
     June 5, 1996

                          GULF EXPLORATION CONSULTANTS, INC.
                           SPECIAL MEETING OF STOCKHOLDERS
                                    JUNE __, 1996
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned stockholder of GULF EXPLORATION CONSULTANTS, INC., a Delaware corporation (the "Company"), acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated June 5, 1996, and hereby constitutes and appoints L. GEORGE RIEGER or MICHAEL H. NOLAN, or either of them acting singly in the absence of the other, with the power of substitution in either of them, the proxies of the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Special Meeting of Stockholders, and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:


          1.   The election of three directors nominated by the Board of
               Directors:

               FOR all nominees listed below   WITHHOLD AUTHORITY to vote
               (except as indicated)    [ ]    for all nominees listed below [ ]

               Jeremy Metcalfe, Michael H. Nolan and L. George Rieger

               (Instruction:  To withhold authority to vote for any individual nominee or nominees write such nominee's or nominees' name(s) in the space provided below.)



          2. The Subscription Agreement and Option with Micron Ltd. and related restructuring transactions:

                         [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

          3. The recapitalization involving a reverse split of the Common Stock and the reduction in the number of authorized shares of Common Stock:

                         [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

          4. Other matters as may properly come before the meeting or any adjournment or adjournments thereof.

          This Proxy, when properly executed, will be voted as directed. If no direction is indicated, the Proxy will be voted FOR each of the above proposals.


                              Dated: ____________________________________, 1996

                                     ____________________________________

                                     ____________________________________

                              Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.

                              PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.